                                                                    Exhibit 12.1

             GE FINANCIAL ASSURANCE HOLDINGS, INC., AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                          (Dollar amounts in millions)



                                                                                  Years Ended December 31,
                                                                                  -----------------------
                                                          2001                2000           1999            1998            1997
                                                       ------------      ------------    -----------    ------------    ------------
       Net earnings                                        $ 1,300           $ 1,243        $ 1,059          $  866          $  723
       Provision for income taxes                              650               597            430             456             383
       Minority interest                                         5                 6              4              --              --
       Cumulative effect of accounting change                   15                --           (25)              --              --
                                                       ------------      ------------    -----------    ------------    ------------

Earnings before income taxes, minority
       interest and cumulative effect of accounting
       change                                                1,970             1,846          1,468           1,322           1,106

Fixed charges:
       Interest                                                146               143             95              95              23
       Interest portion of net rentals                          30                34             23              17              11
                                                       ------------      ------------    -----------    ------------    ------------
Total fixed charges                                            176               177            118             112              34

Less capitalized interest, net of amortization                   1                --             --              --              --
                                                       ------------      ------------    -----------    ------------    ------------
Earnings, before income taxes, minority
       interest and cumulative effect of accounting        $ 2,145           $ 2,023        $ 1,586         $ 1,434         $ 1,140
       change plus fixed charges
                                                       ============      ============    ===========    ============    ============

Ratio of earnings to fixed charges                            12.2              11.4           13.5            12.8            33.5
                                                       ============      ============    ===========    ============    ============


For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.